[EXHIBIT 10.29- Certain portions of this document have been omitted in the publicly filed version of this document pursuant to the Registrant's request for confidential treatment and filed separately with the Securities and Exchange Commission.]

              SPD FILM LAMINATION LICENSE AGREEMENT
                             BETWEEN
                 RESEARCH FRONTIERS INCORPORATED
                               AND
                   LAMINATED TECHNOLOGIES INC.

     This License Agreement ("Agreement") effective as of
December 13, 2002 by and between RESEARCH FRONTIERS
INCORPORATED, a Delaware corporation ("LICENSOR") and LAMINATED TECHNOLOGIES INC., a Florida corporation
(hereinafter called "LICENSEE").  The "Effective Date" of this
Agreement shall be the date which is the last date of formal execution of this Agreement by duly authorized representatives of the parties to this Agreement as indicated on the signature page of this Agreement.

                                 RECITALS

     WHEREAS, LICENSOR has been engaged in research and development in the application of physicochemical concepts to Light Valves and Light Valve Film (all as hereinafter defined) and of methods and apparatus relating to products incorporating such concepts (which products, can include, without limitation thereto, windows for buildings and vehicles, sunvisors, sunroofs, flat panel displays, eyewear and rear-view mirrors); and is possessed of and can convey information and know-how for such products and rights to manufacture, use and sell such products; and

     WHEREAS, LICENSEE is interested in laminating Light
Valve Film to glass or plastic ("Laminated Light Valve Film") and providing such Laminated Light Valve Film to other licensees of LICENSOR; and

     WHEREAS, LICENSEE desires to acquire from LICENSOR, and LICENSOR desires to grant to LICENSEE, certain rights and licenses with respect to such technology of LICENSOR;

     NOW, THEREFORE, in consideration of the promises and the mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1    DEFINITIONS.

        The following terms when used herein shall have the respective meanings set forth in this Article 1.

"Authorized User" means LICENSOR and/or any other person or entity listed by LICENSOR on Schedule B hereof who has been granted permission by LICENSOR to receive Laminated Light Valve
Film from LICENSEE under this Agreement. LICENSEE agrees that LICENSOR in its sole judgment may amend Schedule B hereof at any time during the term of this Agreement for any reason by sending LICENSEE a written notice of such amendment and specifying the reason for such change. The persons or entities now or hereafter listed on Schedule B may not include all of LICENSOR's current licensees and may include prospective licensees of LICENSOR, and for legal or practical reasons, LICENSOR may restrict whether or not Laminated Light Valve Film laminated by LICENSEE may be sold, leased or transferred to such person or entity, and/or the application that such Laminated Light Valve Film may be used for by the recipient. LICENSEE agrees that it and its permitted sublicensees hereunder shall cease all sales, leases, or other dispositions of Laminated Light Valve Film to any person or entity whose name is deleted from Schedule B by LICENSOR, unless and until LICENSOR consents in writing to the resumption of such sales, leases or other dispositions (a) immediately upon receipt of any written notice from LICENSOR that any person or entity is no longer included on Schedule B, or (b) if either LICENSEE or its permitted sublicensees becomes aware that any such person or entity listed on Schedule B or otherwise receiving Laminated Light Valve Film is making any improper use of such Laminated Light Valve Film, in which case LICENSEE shall promptly notify LICENSOR of such improper use.

"Licensed Territory " means all countries of the world.

"Light Valve" means a variable light transmission device comprising: a cell including cell walls, containing or adapted to contain an activatable material, described hereinafter, such that a change in the optical characteristics of the activatable material affects the characteristics of light absorbed by, transmitted through and/or reflected from the cell; means incorporated in or on the cell, or separate therefrom for applying an electric or magnetic field to the activatable material within the cell; and coatings, (including, but not limited to, electrodes), spacers, seals, electrical and/or electronic components, and other elements incorporated in or on the cell. The activatable material, which the cell contains or is adapted to contain, includes in it solid suspended particles, which when subjected to a suitable electric or magnetic field, orient to produce a change in the optical characteristics of the device, and may be either in the form of a liquid suspension, gel, film or other material.

"Light Valve Film" means a film or sheet or more than one thereof comprising a suspension of particles used or intended for use solely in or as a Light Valve. The Light Valve Film shall comprise either
(a) a suspension of particles dispersed throughout a continuous liquid phase enclosed within one or more rigid or flexible solid films or sheets, or (b) a discontinuous phase of a liquid comprising dispersed particles, said discontinuous phase being dispersed throughout a continuous phase of a rigid or flexible solid film or sheet. The Light Valve Film may also comprise one or more other layers such as, without limitation, a film, coating or sheet or combination thereof, which may provide the Light Valve Film with
(1) scratch resistance, (2) protection from ultraviolet radiation, (3) reflection of infrared energy, and/or (4) electrical conductivity for transmitting an applied electric or magnetic field to the activatable material.

"Technical Information" means all useful information relating to apparatus, methods, processes, practices, formulas, techniques, procedures, patterns, ingredients, designs and the like including (by way of example) drawings, written recitations of data, specifications, parts, lists, assembly procedures, operating and maintenance manuals, test and other technical reports, know-how of LICENSOR, and the like owned or controlled by LICENSOR, to the extent they exist, that relate to Light Valves or Light Valve Film and that consist of concepts invented or developed by LICENSOR and which are deemed significant by LICENSOR. Know-how of LICENSOR's suppliers and of LICENSOR's other licensees and their sublicensees under licenses from LICENSOR shall not be considered Technical Information owned or controlled by LICENSOR.

2    GRANT OF LICENSE.

     2.1 License. During the term of this Agreement, LICENSOR hereby grants LICENSEE a non-exclusive right and license to use (a) all of the Technical Information, if any, (subject to Section 8.1 hereof), furnished by LICENSOR pursuant to this Agreement, and
(b) any invention claimed in (i) any of the unexpired patents now or hereafter listed on Schedule A attached hereto or (ii) unexpired patents which issue from pending patent applications now or hereafter listed in Schedule A, and any continuations, continuations-in-part, divisions, reissues, reexaminations, or extensions thereof to laminate Light Valve Film obtained by LICENSEE from suppliers of such Light Valve Film authorized to supply such Light Valve Film to LICENSEE, and to provide such Laminated Light Valve Film solely to an Authorized User in the Authorized User's permitted territory and for the applications specified and purpose permitted on Schedule
B hereof. The license granted pursuant to this Section 2.1 shall be royalty-free to LICENSEE and its permitted sublicensees hereunder.
By virtue of the disclosure of Technical Information and training, if any, provided by LICENSOR under this Agreement, all Laminated
Light Valve Film sold, leased or otherwise disposed of by or for LICENSEE hereunder shall be deemed to have been manufactured at least in part using the Technical Information provided by LICENSOR. The foregoing license is only a license with respect to the lamination and disposition of Laminated Light Valve Film and nothing contained in this Agreement shall permit LICENSEE to make, sell, use or otherwise dispose of other Light Valve products, including Light Valves and Light Valve Film and components thereof.

     2.2 No Other Rights. LICENSEE agrees that, except for the specific licenses granted to it under Section 2.1 hereof, LICENSEE has not acquired any rights or licenses under this Agreement to use Light Valves or Light Valve Film or any components thereof made by or for LICENSEE pursuant to this Agreement except for the purposes of research and development pursuant to Section 4.1 hereof and as specifically licensed in Section 2.1 hereof.

     2.3 Sublicenses. LICENSEE shall have the right to grant non-exclusive sublicenses to any wholly-owned and controlled subsidiary of LICENSEE, whose obligations to LICENSOR hereunder
LICENSEE hereby guarantees, and which acknowledges to LICENSOR in writing that it wishes to become a sublicensee hereunder prior to doing so and agrees to be bound by the terms and conditions of this Agreement. All sublicenses shall (i) be non-exclusive, (ii) shall terminate with the termination of the rights and licenses granted to LICENSEE under Section 2.1 hereof, and be otherwise limited in accordance with the limitations and restrictions which are imposed on the rights and licenses granted to LICENSEE hereunder, (iii) contain confidentiality provisions no less protective than those contained in Section 12.1 hereof, and (iv) shall contain such other terms, conditions, and licenses as are necessary to enable LICENSEE to fulfill its obligations hereunder. LICENSEE shall send LICENSOR a copy of every sublicense agreement or other agreement entered into by LICENSEE in connection with a sublicense hereunder within thirty (30) days of the execution thereof. LICENSOR may terminate any such sublicense if there is any change in the ownership or control of a sublicensee.

3    REPORTS AND RECORD-KEEPING.

     3.1 Reports. Within 15 days after the end of each fiscal quarter, LICENSEE shall send to LICENSOR a quarterly report setting forth in reasonable detail the quantity of Light Valve Film purchased or otherwise obtained by LICENSEE and the quantity of Laminated Light Valve Film sold, leased, disposed of, or delivered by or for LICENSEE and its sublicensees during such quarter to Authorized Users and samples provided to third parties with LICENSOR's consent, with the amounts sold or otherwise provided to each Authorized User, including sample recipients, and their identity clearly broken down. The first report submitted under this Agreement shall cover the period from the Effective Date of the Agreement to the end of the first quarter in which Light Valve Film is obtained or Laminated Light Valve Film is sold, or otherwise disposed of by LICENSEE hereunder. LICENSEE shall also furnish to LICENSOR at the same time it becomes available to any third party, a copy of each brochure, standard price list, advertisement or other marketing and promotional materials prepared, published or distributed by LICENSEE or its sublicensees relating to Laminated Light Valve Film.

     3.2 Recordkeeping. LICENSEE shall keep and shall cause each sublicensee to keep for six (6) years after the date of submission of each report supported thereby, true and accurate records, files, data and books of accounts that relate to the acquisition, processing, lamination, sale or other disposition of Laminated Light Valve Film, reasonably required for the full computation and verification of the information to be given in the statements herein provided for. LICENSOR and LICENSEE agree that an independent certified public accounting firm (selected by LICENSOR from the largest ten certified public accounting firms in the United States of America) may audit such records, files and books of accounts to determine the accuracy of the statements given by LICENSEE pursuant to Section 3.1 hereof. Such an audit shall be made upon reasonable advance notice to LICENSEE and during usual business hours. The cost of the audit shall be borne by LICENSOR, unless the audit shall disclose a material breach by LICENSEE of any term of this Agreement, or an inaccuracy greater than 2% in any report provided to LICENSOR by LICENSEE, during the audited period, in which case LICENSEE shall bear the full cost of such audit. The results of the audit shall be kept confidential pursuant to the provisions of Section 12.1 except to the extent required by a party hereto to enforce its rights hereunder, or which is otherwise required to be disclosed by law or under generally accepted accounting principles.

4    OBLIGATIONS OF LICENSOR AND LICENSEE.

     4.1 Development of Laminated Light Valve Film. LICENSOR and LICENSEE may cooperate to develop initial specifications for Laminated Light Valve Film. LICENSEE shall then use its reasonable efforts to make Laminated Light Valve Film meeting such specifications for the evaluation and use of LICENSOR and licensees and prospective licensees of LICENSOR, and for use by LICENSEE but only for internal research and development. After consultation with LICENSEE, LICENSOR may at any time propose additional size or other specifications of the Laminated Light Valve Film to be processed under this Agreement with the disclosure of additional Technical Information to LICENSEE with respect to such size or other specifications of Laminated Light Valve Film.
LICENSEE may use all commercially reasonable efforts throughout the term of this Agreement to improve the quality of Laminated
Light Valve Film. However, LICENSEE shall be solely responsible for determining the specifications for all Laminated Light Valve Film laminated by LICENSEE hereunder, and for any improvements therein.

     4.2 LICENSOR Purchases. Upon request of LICENSOR and with reasonable prior notice, LICENSEE shall sell and deliver to LICENSOR, Laminated Light Valve Film or components thereof at LICENSEE's prevailing market prices and in quantities mutually agreed upon by LICENSOR and LICENSEE. LICENSEE acknowledges that LICENSOR and its present and/or future licensees (or entities who have been granted the option of entering into license agreements with LICENSOR) may independently manufacture (or have third parties manufacture or laminate for them) and sell Light Valve Film under the terms of agreements between them and LICENSOR, or may independently manufacture, laminate and sell Light Valve Film which LICENSOR produces, or has produced on its behalf. Nothing contained in this Agreement shall impose any obligation on LICENSOR or any other parties to purchase any Laminated Light Valve Film from LICENSEE. Notwithstanding anything contained herein to the contrary, during the term of this Agreement LICENSOR may provide Laminated
Light Valve Film obtained by LICENSOR pursuant to this Section
4.2 to third parties so long as LICENSOR does not receive from the recipient for the provision of such Laminated Light Valve Film any monetary payment in excess of LICENSOR's purchase price plus shipping, administrative, overhead and related costs to such recipient.

     4.3 Compliance. LICENSEE agrees that, without limitation, any manufacture, sale, lease, use or other disposition of Laminated Light Valve Film that is not in strict accordance with (1) the provisions of this Agreement, (2) restrictions on the type of product, or the territory in which such product may be, made, used, sold or otherwise disposed of by or for an Authorized User, or other provisions or restrictions, which are contained in any other agreement in force between LICENSOR and an Authorized User which is known to LICENSEE which relates to Light Valves, Light
Valve Film, or components thereof, or (3) with the provisions of any other agreement then in force to which LICENSEE is a party and which relates to Light Valves, Light Valve Film, or components thereof shall be deemed a material breach of this Agreement.

     4.4 End Users. LICENSEE agrees to require all direct recipients of Laminated Light Valve Film to whom Laminated Light
Valve Film is sold, leased, provided to, or otherwise disposed of by LICENSEE or its sublicensees, to look only to LICENSEE and not to LICENSOR or its affiliates for any claims, warranties, or liability relating to such Laminated Light Valve Film. LICENSEE agrees to take all steps to reasonably assure itself that Laminated Light Valve Film sold, leased or otherwise disposed of by or for LICENSEE is being used for permitted application and territory only. If a party which is not then listed on Schedule B hereto wishes to obtain samples of Laminated Light Valve Film or to purchase Laminated
Light Valve Film from LICENSEE, LICENSEE shall notify
LICENSOR and shall refer such party to LICENSOR. If such party enters into a suitable agreement with LICENSOR, LICENSOR shall inform LICENSEE whether such party may then obtain samples or purchase Laminated Light Valve Film from LICENSEE.

     4.5 Laws and Regulations. LICENSEE agrees that it shall be solely responsible for complying with all laws and regulations affecting the processing, use and sale or other disposition of Laminated Light Valve Film by LICENSEE and its sublicensees, and for obtaining all approvals necessary from governmental agencies and other entities. LICENSEE agrees to maintain a file of all such approvals and to send LICENSOR a copy of all such approvals (including English translations thereof in the case of approvals required by any foreign country) within 10 business days of any written request for such copies by LICENSOR. LICENSEE represents and warrants to LICENSOR that no approval from any governmental agency or ministry, or from any third party, is required to effectuate the terms of this Agreement or the transactions contemplated hereby.

     4.6  Purchase of Components from Others.   By virtue of the
disclosure of Technical Information, other information, and training, if any, provided from time to time by LICENSOR to LICENSEE and to its other licensees, and each of their sublicensees and affiliates, any component of a Light Valve, including, without limitation, materials, suspensions, films, polymers, coatings, particle precursors, and particles (each, a "Component"), which LICENSEE or its sublicensees makes, has made for it, or purchases from any third party for use in Laminated Light Valve Film shall be deemed to have been manufactured at least in part using the Technical Information provided by LICENSOR if LICENSEE or any supplier of a Component to LICENSEE has had access to Technical
Information of any kind of LICENSOR or its licensees and their sublicensees, consultants, subcontractors, agents or representatives. LICENSEE and its sublicensees each hereby agrees that (i) all Light Valve Film and Components shall be used only in strict accordance with the provisions of this Agreement, and that such Light Valve
Film and Components may not be used for any other purpose or resold by LICENSEE or its sublicensees except as specifically permitted by the license granted in Section 2.1 hereof, and (ii) LICENSEE and its sublicensees will only look to the manufacturer or supplier of such Light Valve Film or Component or other item used by LICENSEE or its sublicensees and not to LICENSOR or its affiliates for any claims, warranties, or liability relating to such Light Valve Film or Component or other item. LICENSEE acknowledges that LICENSOR has not made any representations or warranties regarding the availability of any Light Valve Film or Component, or the price thereof, and that in all respects LICENSEE shall deal directly with the suppliers of such Light Valve Film or Components and will obtain from them information regarding availability, pricing, and/or other terms relating to such Light Valve Film or Components.

     4.7 No Warranties by LICENSOR. LICENSOR does not represent or warrant the performance of any Light Valve Film, material, Component, or information provided hereunder, and LICENSEE expressly acknowledges and agrees that any such Light
Valve Film, material, Component or information provided by LICENSOR hereunder is provided "AS IS" and that LICENSOR makes no warranty with respect thereto and DISCLAIMS ALL
WARRANTIES, EXPRESS OR IMPLIED,  INCLUDING BUT
NOT LIMITED TO THE IMPLIED WARRANTIES OF
MERCHANTABILITY AND FITNESS FOR A PARTICULAR
PURPOSE, WITH RESPECT THERETO, ITS USE OR ANY
INABILITY TO USE IT, OR THE RESULTS OF ITS USE. Except for any breach of the terms of this Agreement, in no event shall any party to this Agreement be liable for any damages, whether in contract or tort (including negligence), including but not limited to direct, consequential, special, exemplary, incidental and indirect damages, arising out of or in connection with this Agreement or the use, the results of use, or the inability to use any Light Valve Film, material, Component or information provided hereunder.

     4.8 Analysis. LICENSEE represents and agrees that it will only incorporate Light Valve Film and Components received from authorized suppliers into Laminated Light Valve Film and for no other purpose, and that LICENSEE will not directly or indirectly attempt to reverse-engineer any material provided to it hereunder by LICENSOR or any supplier of any Component or of Light Valve
Film.

     4.9 Inventory.[Confidential Information Omitted and filed separately with the Securities and Exchange Commission]

     4.10 No other obligations. LICENSEE and LICENSOR have no other obligations to each other except as expressly provided in this Agreement.

5    TRADEMARKS.

     5.1 Trademarks. All trademarks or service marks that either party may adopt and use for Light Valve Film, or other products incorporating Light Valves are and shall remain the exclusive property of the adopting party, and the other party shall not obtain any rights and license to such marks under this Agreement, but may inform others that the adopting party has licensed or produced or processed Light Valve Film, or products incorporating Light Valves under such mark or marks, and may use the adopting party's logo in connection therewith. LICENSOR may require LICENSEE or its permitted sublicensees to indicate on packaging that such product is licensed from Research Frontiers Incorporated or to otherwise include language and/or designations approved by LICENSOR indicating an affiliation with Research Frontiers Incorporated.

6    INSURANCE AND INDEMNIFICATION.

     6.1 Insurance. LICENSEE shall maintain at all times ample product liability and other liability insurance covering its operations relating to the subject matter of this Agreement and shall name
LICENSOR as an additional insured.

     6.2 Indemnification. LICENSEE, and its affiliates, successors and assigns and sublicensees (each, an "Indemnifying Party"), each hereby indemnify and agree to hold harmless LICENSOR and its shareholders, officers, directors, agents and employees (each, an "Indemnified Party"), against any liability, damage, loss, fine, penalty, claim, cost or expense (including reasonable costs of investigation and settlement and attorneys', accountants' and other experts' fees and expenses) arising out of any action or inaction by any Indemnifying Party relating to this Agreement including an Indemnifying Party's processing, sale, use, lease or other disposition of Laminated Light Valve Film, and related materials (other than sales by LICENSEE to LICENSOR pursuant to Section 4.2 hereof), or other use of the information and rights granted hereunder. Any knowledge of LICENSEE's or its sublicensee's activities by LICENSOR or its representatives shall in no way impose any liability on LICENSOR or reduce the responsibilities of LICENSEE hereunder or relieve it from any of its obligations and warranties under this Agreement.

7    FUTURE PATENTS.

     7.1 Future Patents. Each party, at its cost, shall have the right to file patent applications in the United States and in foreign countries covering any invention made by such party.

     7.2 Improvements and Modifications. (a) If during the term of this Agreement, LICENSOR makes any improvements or modifications which are invented or developed by or on behalf of LICENSOR after the Effective Date of this Agreement and on or before December 31, 2002, and which relate in any way to or are useful in the lamination of Light Valve Film, such improvements and modifications shall from time to time be disclosed to LICENSEE and be automatically included, on a non-exclusive basis, in the rights and licenses granted pursuant to Section 2.1 hereof, and any patents and/or patent applications relating thereto shall automatically be added to Schedule A hereof.

     (b) Any future improvements or modifications invented or developed by or on behalf of LICENSEE, LICENSEE's sublicensees and LICENSOR (other than as specifically described in Sections 7.2(a)) after the Effective Date of this Agreement, if any, which relate in any way to or are useful in the lamination, design, operation, manufacture and assembly of Light Valves, Light Valve Film and/or to the suspensions or other components used or usable in Light Valves and/or Light Valve Film shall not be included in this Agreement. Upon written request by the non-inventing party, LICENSOR and LICENSEE shall negotiate with each other regarding the grant of nonexclusive rights and licenses to use such improvements and modifications, but neither party shall be obligated to grant such rights and licenses to one another.

     (c) During the term of this Agreement each of the parties hereto agrees to inform the other in writing (without any obligation to reveal details which would be confidential information), at least as frequently as once a year in January of each calendar year, if any significant improvements or modifications (other than as specifically described in Section 7.2(a)) have been made relating to the subject matter of this Agreement, and as to the general nature of any such improvements and modifications.

     (d) Notwithstanding the foregoing, LICENSOR may, but shall not be required to, voluntarily and without additional cost to LICENSEE disclose certain information relating to future improvements and modifications and license to LICENSEE rights in such certain future improvements and modifications, and any information so disclosed will be considered Technical Information which LICENSEE shall be obligated to keep confidential pursuant to
Section 12.1 of this Agreement. In connection therewith, LICENSOR, may voluntarily add patents and/or patent applications to Schedule A hereof. No disclosure of any information by LICENSOR shall in any way establish a course of dealing or otherwise require LICENSOR to make any future disclosure of information under this Agreement.

     7.3 Foreign Patent Applications. During the term of this Agreement, LICENSEE shall have the right to designate that any patent application now or hereafter listed on or incorporated into Schedule A shall be filed or maintained in any foreign country. If so designated and if legally possible to do so, LICENSOR agrees to promptly file, prosecute and maintain such applications and resulting patents, and LICENSEE shall pay to LICENSOR the complete cost, including reasonable attorney's fees, to file, prosecute and maintain any such patent application and resulting patents specifically so designated by LICENSEE.

8    TECHNOLOGY TRANSFER.

     8.1. Materials. Upon request by LICENSEE, during the term of this Agreement and when mutually convenient to LICENSOR and LICENSEE, LICENSOR shall supply LICENSEE with small quantities of materials related to Light Valve Film for experimental use only by LICENSEE, and shall charge LICENSEE $750 per man/day plus the cost of any other materials used in making such materials, plus the cost of shipping such materials to LICENSEE.
Each invoice submitted by LICENSOR for such service shall include detailed explanations of the charges, and, if requested by LICENSEE, copies of receipts. The parties acknowledge that LICENSOR has no obligation to transfer to LICENSEE any Technical Information other than as may be embodied in such sample materials, and that, other than sample materials, if any, that may be supplied by LICENSOR as aforesaid, LICENSEE will be acquiring materials from authorized suppliers other than LICENSOR.

     8.2 Inquiries. LICENSEE and LICENSOR may also at any time during the term of this Agreement make reasonable inquiry by telephone, facsimile or mail to one another in regard to any information or data furnished pursuant to this Agreement.

     8.3 Visits. During all visits by either party to the facilities of the other party, visitors shall comply with all reasonable rules of the host company, and each party to this Agreement will indemnify and hold the other party harmless from any liability, claim or loss whatsoever (i) for any injury to, or, death of, any of its employees or agents while such persons are present at the facility of the other party; and (ii) for any damages to its own property or to the property of any such employee or agent which may occur during the presence of any such person at the facility of the other party, regardless of how such damage occurs.

     8.4 Sole Purpose. Any documentation or information supplied pursuant to this Agreement by either party to the other shall be used solely for the purposes set forth in this Agreement.

9    INTELLECTUAL PROPERTY PROTECTION
RESPONSIBILITIES.

     9.1 Proprietary Rights: Notices. Each party shall provide appropriate notices of patents, or other similar notice of the patent rights of the other party on all products utilizing the patented inventions of the other. Either party may add its own patent notice to any copy or embodiment which contains its patented inventions.

     9.2 LICENSOR Exclusive Owner. LICENSEE hereby acknowledges LICENSOR as purporting to be the sole and exclusive owner of the patents and patent applications listed on Schedule A, and that, except for the rights granted hereunder, LICENSEE shall not have any rights or attempt to assert any ownership rights in and to those patents and patent applications.

10   TERM AND TERMINATION.

     10.1 Term. The term of this Agreement shall extend from the Effective Date of this Agreement to the date of termination of this Agreement. Unless sooner terminated or extended, as herein provided for below, this Agreement shall terminate upon the expiration of the later of (A) the last to expire of the patents now or hereafter listed in Schedule A hereof, and (B) the expiration of the period in which LICENSEE is obligated to maintain confidential Technical Information of LICENSOR pursuant to Section 12.1 hereof.

     10.2 Termination by LICENSEE. LICENSEE may terminate this Agreement effective as of December 31, 2007 or as of any anniversary thereof by giving LICENSOR prior notice thereof unless sooner terminated as hereinafter provided. Such notice shall be made in writing and shall be given between 60 and 90 days prior to the effective date for which such termination is to be effective. If LICENSEE decides to terminate this Agreement for any reason, LICENSEE shall provide LICENSOR, along with the aforementioned notice of termination, with a written report describing the reasons for such termination. After the expiration or termination of this Agreement, LICENSEE shall have no right to sell, and no obligation to manufacture and deliver, Laminated Light Valve Film to any Authorized User or to any other party.

     10.3 Termination by LICENSOR. LICENSOR may terminate this Agreement at any time effective as of December 31, 2007 or as of any anniversary thereof upon at least 30 days' notice to LICENSEE for any reason, provided, however, that LICENSOR shall give LICENSEE at least one year's notice of any early termination under this Section 10.3 if LICENSEE is producing and selling Laminated Light Valve Film hereunder. Notwithstanding the foregoing, LICENSOR may terminate this Agreement at any time upon at least 30 days' notice to LICENSEE if LICENSEE shall have failed to make any payment when due or at any time breach any material term of this Agreement and such payment is not made or such breach is not cured within any applicable cure period specified in Article 11 of this Agreement, or repeatedly provide inaccurate reports hereunder, or if there has been a cessation by LICENSEE of general operations or of work related to Laminated Light Valve
Film.

     10.4 Effect of Termination. If this Agreement expires or is terminated for any reason whatsoever, in addition to any other remedies which one party may have against the other: (1) all of LICENSEE's rights and licenses under this Agreement shall cease, and LICENSEE shall immediately return to LICENSOR all Technical Information furnished to LICENSEE under this Agreement, together with all reproductions, copies and summaries thereof; provided, however, that LICENSEE may retain solely for archival purposes one copy of all such documents in its legal department files, (2) at LICENSOR's option, LICENSEE shall, within 30 days of the date of such termination, either (A) sell and deliver to LICENSOR under the terms specified in Section 4.2 any Laminated Light Valve Film which shall then be in the possession of LICENSEE, and, if requested by LICENSOR, LICENSEE shall finish and deliver to LICENSOR any Light Valve Film in inventory or in the process of being laminated as soon as possible and, in any case, not later than 30 days after receiving LICENSOR's request, and/or (B) with respect to any unsold inventory and work in the process of manufacture, to complete such work in process and sell any remaining inventory during the period not to exceed six months from the date of termination or expiration of this Agreement provided that at the completion of such six-month period, LICENSEE shall promptly destroy and dispose of any Laminated
Light Valve Film (and Light Valve Film in the process of being laminated) not sold under this Section 10.4 and (3) if this Agreement is terminated for any reason on or before December 31, 2007, LICENSEE hereby grants to LICENSOR a nonexclusive, royalty-free, irrevocable, worldwide license with the right to grant sublicenses to others to utilize all technical information, improvements and/or modifications (whether or not the subject of patents or pending patent applications) developed or invented by or on behalf of LICENSEE and/or its sublicensees, subcontractors, or agents hereunder through the date of such termination of this Agreement relating to Light Valves, Light Valve Film or the components or lamination thereof which relate to or arise out of Technical Information disclosed by LICENSEE to LICENSOR or are otherwise developed by LICENSEE, and upon such termination, LICENSEE shall provide LICENSOR in reasonable detail complete information regarding such technical information, improvements and/or modifications. The foregoing license shall be self-effectuating, but LICENSEE agrees upon written notice by LICENSOR at any time hereafter to deliver to LICENSOR within 30 days of such notice any document or other instrument reasonably requested by LICENSOR to convey such license rights to LICENSOR such as, by way of example, confirmations or instruments of conveyance or assignment. No termination of this Agreement by expiration or otherwise shall release LICENSEE or LICENSOR from any of its continuing obligations hereunder, if any, or limit, in any way any other remedy one party may have against the other party. Notwithstanding the foregoing, LICENSEE's obligations to LICENSOR under Sections 3.1, 3.2, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 6.1, 6.2, 7.2, 8.5, 10.2, 10.4, 12.1, and Articles 13 and
14 shall survive any termination or expiration of this Agreement.

11   EVENTS OF DEFAULT AND REMEDIES.

     11.1 Events of Default. Each of the following events shall constitute an "Event of Default" under this Agreement:

     11.1.1 (a) A party's failure to make any payment due in a timely manner or a party's material breach or material failure to punctually perform any of its duties and obligations under this Agreement, which material breach or failure, if curable, remains uncured for thirty (30) days after written notice of such breach or failure is received by the breaching party; or (b) a material misrepresentation is made by a party in any representation or warranty contained in this Agreement and the misrepresented facts or circumstances, if curable, remain uncured thirty (30) days after written notice of such misrepresentation is received by the breaching party; and, in either case, if such breach or misrepresentation is not curable, termination shall occur thirty (30) days after such misrepresentation or breach at the option of the non-breaching party; or

     11.1.2 The failure by a party upon request to provide the other party with adequate assurances of its performance of all obligations under this Agreement upon: (a) such first party's filing of a voluntary petition in bankruptcy; (b) the filing of any involuntary petition to have such first party declared bankrupt which has not been dismissed within ninety (90) days of its filing; (c) the appointment of a receiver or trustee for such first party which has not been rescinded within ninety (90) days of the date of such appointment; or (d) such first party otherwise becoming insolvent or otherwise making an assignment for the benefit of creditors.

     11.2 Default by a Party. If there occurs an Event of Default with respect to a party, the other party may:

               (a)  seek damages; and/or

     (b) seek an injunction or an order for mandatory or specific performance; and/or

          (c) terminate this Agreement and the licenses granted to LICENSEE hereunder whereupon the non-defaulting party shall have no further obligations under this Agreement except those which expressly survive termination.

12   CONFIDENTIALITY.

     12.1 Confidential Information. (a) LICENSEE agrees for itself, its sublicensees, and their employees and agents that for twenty (20) years from the later of the Effective Date of this Agreement or the latest date of its receipt of information disclosed to LICENSEE by LICENSOR pursuant to this Agreement, such information shall be held in confidence; provided, however, there shall be no obligation to treat as confidential information which is or becomes available to the public other than through a breach of this obligation, or which was already possessed by LICENSEE in writing (or otherwise provable to be in the possession of LICENSEE) prior to the Effective Date of this Agreement (and was not received from LICENSOR) or which is shown by LICENSEE to have been received by it from a third party who had the legal right to so disclose it without restrictions and without breach of any agreement with LICENSOR or its licensees. The burden of proving the availability of any exception of confidentiality shall be on the LICENSEE. LICENSOR shall affix an appropriate legend on all written documentation given to LICENSEE which contains confidential information.
LICENSEE acknowledges that the list of patent applications contained on Schedule A shall be deemed to be confidential information. Other than for the oral information conveyed during any training conducted pursuant to this Agreement, if any, all of which shall be deemed to be confidential information, if confidential information is otherwise conveyed orally by LICENSOR after training has been completed, LICENSOR shall specify to LICENSEE at the time such information is being conveyed (or in a subsequent letter referring to the conversation) that the information conveyed is confidential. It is understood and agreed that, unless otherwise provided in a separate agreement between LICENSEE and LICENSOR, LICENSEE has no obligation hereunder to provide
LICENSOR with any confidential or proprietary information, and that LICENSOR shall have no obligation hereunder to LICENSEE to maintain in confidence or refrain from commercial or other use of any information which LICENSOR is or becomes aware of under this Agreement. The terms and provisions of this Agreement or any other agreement between the parties shall not be considered confidential, and the parties hereto acknowledge that, pursuant to the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, LICENSOR may file copies of this Agreement with the Securities and Exchange Commission and with NASDAQ and with any other stock exchange on which LICENSOR's securities may be listed. LICENSEE agrees that for the period of time during which LICENSEE is obligated to keep Technical Information confidential hereunder, LICENSEE will not make, use, sell, lease or otherwise dispose of products using or directly or indirectly derived from confidential information or sample materials supplied to LICENSEE by LICENSOR or its licensees, sublicensees, or any of their affiliates relating to Light Valve Film, Light Valves or components thereof, or which otherwise comprise suspended particles, which when subjected to a suitable electric or magnetic field, orient to produce a change in the optical characteristics of the suspension ("SPD Technology") unless an agreement between LICENSOR and LICENSEE permitting it to do so is in full force and effect and the royalties, if any, provided in such agreement are being paid to LICENSOR on such products. The foregoing restriction shall not apply to products (i) which do not directly or indirectly incorporate SPD Technology, such as, but not limited to, liquid crystal devices, or electrochromic devices, or (ii) which incorporate technology involving suspended particles, which when subjected to a suitable electric or magnetic field, orient to produce a change in the optical characteristics of the suspension but which is independently developed and which is not in any way directly or indirectly derived from any Technical Information of LICENSOR or its licensees, sublicensees, or any of their affiliates. LICENSEE shall have the burden of proving by clear and convincing evidence that the availability of any exception of confidentiality exists or that the foregoing restrictions do not apply to a particular product. Nothing contained in this section, however, shall be construed as granting LICENSEE any rights or licenses with respect to any Technical Information or patents of LICENSOR or its other licensees or their sublicensees.

     (b) LICENSEE will have the right to provide materials to, and to disclose information to a subcontractor relating to this Agreement; provided, however, that LICENSEE shall only disclose such information as is strictly necessary to enable said subcontractor to perform its manufacturing task, and provided that prior to disclosing any information to said subcontractor, said subcontractor has signed a secrecy agreement with LICENSEE at least as protective of LICENSOR's Technical Information as the provisions of this Agreement, including, without limitation, said subcontractor's specific agreement to be bound by the provisions of Section 12.1 hereof to the same extent as LICENSEE. For such purposes, LICENSEE may develop a standard form of secrecy agreement for LICENSOR's approval, after which LICENSEE may use such secrecy agreement with all subcontractors without LICENSOR's prior approval of the secrecy agreement being necessary. LICENSEE shall have all subcontractors sign said secrecy agreement prior to the disclosure of Technical Information to said subcontractor, and LICENSEE shall send LICENSOR a copy of every such secrecy agreement within thirty (30) days after the execution thereof.

13   WARRANTIES AND REPRESENTATIONS.

     13.1 Reciprocal Representations. Each party represents and warrants to the other that:

     13.1.1 Valid Agreement. The execution and delivery of this Agreement by the officer or representative so doing, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action by LICENSOR and LICENSEE and this Agreement is a valid and binding obligation enforceable against the parties in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium and other laws of general application relating to general equitable principles;
     13.1.2 No Conflicts. Nothing herein conflicts with its rights and obligations pursuant to any agreement by a party and any other entity; and

     13.1.3 Publicity. The parties shall have the right to use non-confidential information, including but not limited to information concerning this Agreement, for marketing, sales, technical assistance, investor relations, disclosure and public relations purposes, and that information permitted to be disclosed by a party under this Section 13.1.3 may appear on such party's (or its subsidiaries'or sublicensees') Internet web site, along with links to the Internet web sites, and specific pages therefrom, of the other party and its subsidiaries and sublicensees.

     13.2 LICENSOR Representations. LICENSOR represents and warrants, for the benefit of LICENSEE, that:

     13.2.1 Title. As of the date hereof, LICENSOR represents and warrants that it has the right to convey the rights and licenses granted by this Agreement, and otherwise to perform its obligations under this Agreement. LICENSOR has caused its employees who are employed to do research, development, or other inventive work to disclose to it any invention or information within the scope of this Agreement and to assign to it rights in such inventions and information in order that LICENSEE shall receive, by virtue of this Agreement, the licenses granted to it under Section 2.1 hereof.

     13.2.2 Infringement. As of the date hereof, LICENSOR is not aware of any claim for patent infringement or the misappropriation of trade secrets, being asserted against it by any third party; or of any infringement of the patents listed on Schedule A hereto by any entity.

     13.2.3 Patents in Force. To the best of LICENSOR's knowledge, all of the patents listed on Schedule A hereto are currently in force.

     13.3 No Warranty. LICENSOR and LICENSEE make no guaranty or warranty to one another under this Agreement (a) that LICENSEE will be able to develop, manufacture, sell or otherwise commercialize Laminated Light Valve Film, or (b) as to the validity of any patent.

     13.4 Representation. LICENSOR hereby represents and warrants that, as of the Effective Date hereof, to the best of its knowledge there have been no claims, actions or proceedings brought or threatened against it or its licensees alleging that any Light Valve Film, and Light Valves manufactured using Technical Information or other technical information disclosed by LICENSOR constitutes infringement of any patent of any third party.

14    MISCELLANEOUS.

     14.1 Applicable Law. This Agreement shall be interpreted, construed, governed and enforced in accordance with and governed by the laws of the State of New York, and LICENSOR and LICENSEE hereby submit to the exclusive jurisdiction of the state or federal courts located in the County of Nassau and State of New
York for such purposes. Should any dispute arise between LICENSOR and LICENSEE in connection with this Agreement, LICENSOR and LICENSEE shall first endeavor to settle such dispute in an amicable manner through mutual consultation.

     14.2 Confidentiality In Court Proceeding. In order to protect and preserve the confidential information of a party which the parties recognize may be exchanged pursuant to the provisions of this Agreement, the disclosing party may request, and the receiving party shall not oppose, the court in any action relating to this Agreement to enter a protective order to protect information which is confidential information under Section 12.1 and to seal the record in the action or to hold the proceedings, or portion of the proceedings, in camera; provided, that the requested terms do not prejudice the receiving party's interests. Nothing, however, shall preclude either party from thereafter moving to unseal its own records or to have matter and information designated as confidential under any relevant protective order designated otherwise in accordance with the circumstances as they shall appear at that time.

     14.3 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, the parties shall negotiate in good faith to agree upon a substitute provision that is legal and enforceable and is as nearly as possible consistent with the intentions underlying the original provision. If the remainder of this Agreement is not materially affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

     14.4 Waiver. Unless agreed to by the parties in writing to the contrary, the failure of either party to insist in any one or more instances upon the strict performance of any one or more of the provisions of this Agreement, or to exercise any right contained in this Agreement or provided by law, shall not constitute or be construed as a waiver or relinquishment of the performance of such provision or right or the right subsequently to demand such strict performance or exercise of such right, and the rights and obligations of the parties shall continue unchanged and remain in full force and effect.

     14.5 Captions. The captions and headings in this Agreement are inserted for convenience and reference only and in no way define or limit the scope or content of this Agreement and shall not affect the interpretation of its provisions.

     14.6 Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties and their successors and assigns. However, LICENSEE agrees that it shall not assign this Agreement or its rights hereunder without the prior written consent of LICENSOR except to a successor to substantially all of its business relating to Light Valves and whose obligations hereunder are guaranteed to LICENSOR by LICENSEE. LICENSOR may assign all of its rights and obligations hereunder to any successor to any of its business interests or to any company controlling or controlled by LICENSOR. All assignees shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by the assigning party, and an originally signed instrument of such assumption and assignment shall be delivered to the non-assigning party within 30 days of the execution of such instrument.

     14.7 Schedules. All Schedules attached to this Agreement shall be deemed to be a part of this Agreement as if set forth fully in this Agreement.

     14.8 Entire Agreement. This Agreement constitutes the entire understanding and agreement between LICENSOR and LICENSEE with respect to the subject matter hereof, supersedes all prior agreements, proposals, understandings, letters of intent, negotiations and discussions with respect to the subject matter hereof and can be modified, amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement and which is executed in writing by the parties; provided, however, that either party may unilaterally waive in writing any provision imposing an obligation on the other.

     14.9 Notices. Any notice required or permitted to be given or made in this Agreement shall be in writing and shall be deemed given on the earliest of (i) actual receipt, irrespective of method of delivery, (ii) on the delivery day following dispatch if sent by express mail (or similar next day courier service), or (iii) on the sixth day after mailing by registered or certified air mail, return receipt requested, postage prepaid and addressed as follows:

LICENSOR: Robert L. Saxe, Chairman and CEO
          Research Frontiers Incorporated
          240 Crossways Park Drive
          Woodbury, New York 11797-2033 USA
          Facsimile:     (516) 364-3798
          Telephone:     (516) 364-1902

LICENSEE: John Martino, President
          Laminated Technologies Inc.
          2900 Dusa Drive
          Melbourne, Florida 32934 USA
          Facsimile:     321-751-1131
          Telephone:     321-751-1130

or to such substitute addresses and persons as a party may designate to the other from time to time by written notice in accordance with this provision.

     14.10 Bankruptcy Code. In the event that either party should file a petition under the federal bankruptcy laws, or that an involuntary petition shall be filed against such party, the parties intend that the non-filing party shall be protected in the continued enjoyment of its rights hereunder to the maximum feasible extent including, without limitation, if it so elects, the protection conferred upon licensees under section 365(n) of Title 17 of the U.S. Code.
Each party agrees that it will give the other party immediate notice of the filing of any voluntary or involuntary petition under the federal bankruptcy laws.

     14.11 Construction. This Agreement and the exhibits hereto have been drafted jointly by the parties and in the event of any ambiguities in the language hereof, there shall no be inference drawn in favor or against either party.

     14.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     14.13 Status of the Parties. The status of the parties under this Agreement shall be solely that of independent contractors. No party shall have the right to enter into any agreements on behalf of the other party nor shall it represent to any person that it has such right or authority.

     The parties, through their duly authorized representatives, and intending to be legally bound, have executed this Agreement, as of the date and year first above written, whereupon it became effective in accordance with its terms.

RESEARCH FRONTIERS INCORPORATED



By:_____________________________________________
      Joseph M. Harary, President
      Date: December 13, 2002

LAMINATED TECHNOLOGIES INC.



By:___________________________________________
     John Martino, President
     Date: December 13, 2002
                               Schedule A
                       (As of December 13, 2002)

                LIST OF UNITED STATES, INTERNATIONAL AND
                FOREIGN PATENTS AND PATENT APPLICATIONS

4,772,103                Robert L. Saxe
               "Light Valve Containing an Improved
                   Suspension, and Liquids Therefor"     9/20/88   8/8/06


5,002,701                Robert L. Saxe
               "Light Polarizing Materials and
                   Suspensions Thereof"                3/26/91   3/26/08


4,877,313                Robert L. Saxe et al
               "Light Polarizing Materials and
                      Suspensions Thereof"            10/31/89   2/10/09


5,093,041                Joseph A. Check, III et al
               "Light-Polarizing Material Based on
                   Ethylene-diamine Polyacetic Acid
                   Derivatives"                        3/03/92  7/30/10


5,111,331                Paul Rosenberg
               "Electro-Optical Light Modulator"       5/05/92    7/5/09


5,130,057                Robert L. Saxe
               "Light Polarizing Materials and
                   Suspensions Thereof"                7/14/92   10/31/06

                         Schedule A (Continued)

                                                       Date   Expiration
Patents in the United States                           Issued  Date

5,279,773                Robert L. Saxe
               "Light Valve Incorporating A Suspension
                    Stabilized With A Block Polymer"   1/18/94   3/23/12


5,325,220                Robert L. Saxe
               "Light Valve With Low Emissivity
                      Coating As Electrode"            6/28/94   3/9/13


5,463,491                Joseph A. Check III
               "Light Valve Employing a Film Comprising
                 An Encapsulated Liquid Suspension And
                     Method of Making Such Film"      10/31/95   11/6/12



5,463,492                Joseph A. Check III
               "Light Modulating Film of Improved
                   Clarity For A Light Valve"      10/31/95      11/6/12


5,461,506                Joseph A. Check III et al
               "Light Valve Suspensions Containing A
                 Trimellitate Or Trimesate And Light
                   Valves Containing The Same"      10/24/95     5/11/13


5,467,217                Joseph A. Check III et al
               "Light Valve Suspensions and Films
                 Containing UV Absorbers and Light
                  Valves Containing The Same"      11/14/95      5/11/13


5,516,463                Joseph A. Check III et al
               "Method of Making Light
                    Polarizing Particles"          05/14/96     07/08/14


5,650,872                Robert L. Saxe et al
               "Light Valve Containing
                    Ultrafine Particles"           07/22/97     07/22/14

5,728,251                Joseph A.  Check, III
               "Light Modulating Film of Improved
              UV Stability For a Light Valve"      03/17/98     09/27/1

                    Schedule A (Continued)

                                                       Date   Expiration
Patents in the United States                           Issued  Date

5,764,402      Jean-Francois Thomas; Pierre Vezin
                   "Optical Cell Control System"      06/09/98 xx/xx/xx

5,838,482      Daniel Decroupet; Pierre Laroche
                              "Optical Cell"          11/17/98 xx/xx/xx

5,691,849      Rene Ledroit; Jean-Francois Thomas; Andre Hecq
               "Rear-View Assembly for a Vehicle
                         and an Adaptor Therefor"     11/25/97 xx/xx/xx

6,114,405           Huifang Zhuang et al
               "Ultraviolet Radiation-Curable
               Light-Modulating Film for a Light
               Valve, and Method of Making Same"      09/05/00  10/09/17


6,156,239           Robert L. Saxe et al
               "Light Polarizing Material, Liquid
               Suspensions and Films Thereof, and Light
                Valve Incorporating Same"             12/05/00   2/26/19


6,271,956B1              Robert L. Saxe et al
               "Method and Materials for Enhancing the
               Adhesion of SPD Films and Light Valves
                         Comprising Same"             08/07/01   03/02/20

6,301,040           Srinivasan Chakrapani et al
               "SPD Films Having Improved Properties and
                    Light Valves Comprising Same"     10/09/01   05/24/20

6,334,967 B1             Robert L. Saxe et al
               "Light Polarizing Particles of Improved
                     Particle Size Distribution"      01/01/02   12/21/20
                    (See also listing for PCT/US99/15508)


6,416,827           Srinivasan Chakrapani et al
               "SPD Films and Light Valves Comprising Same"07/09/02 [10/27/20]


6,429,961B1                   Joseph M. Harary et al
               "Methods for Retrofitting Windows With Switchable
                    and Non-Switchable Window Enhancements and
               Retrofitted Windows Produced Thereby"       08/06/02 10/03/20


                   PENDING UNITED STATES APPLICATIONS

Serial Number                                               Filing Date



[Confidential Information Omitted and filed separately with the Securities and Exchange Commission]



                 Schedule B  (As of December __, 2002)

           LIST OF ELIGIBLE CUSTOMERS (AUTHORIZED USERS) FOR
                       LAMINATED LIGHT VALVE FILM

Research Frontiers Incorporated         All applications         Worldwide

AP Technoglass Co.                 Sunroof glass for other licensees  Worldwide

American Glass Products     Architectural and automotive windows Worldwide
                                                             (except  Korea)

Avery Dennison Corp.               SPD displays                   Worldwide

BOS GmbH                      Variable light transmission sunshades
                                      and sunvisors               Worldwide

Cricursa Cristales Curvados S.A.  Architectural and automotive windows Worldwide
                                                                  (except Korea)

Glaverbel, S.A.              Automotive vehicle rear-view mirrors, Worldwide
                             transportation vehicle sunvisors,and(exceptKorea
                            architectural and automotive windows for windows)

Global Mirror GmbH          Rear-view mirrors and sunvisors        Worldwide

Hankuk Glass Industries Inc./SPD Inc. Broad range of SPD light control Worldwide products including windows, flat panel displays,
                              automotive vehicle rear-view mirrors and sunvisors (installed as original equipment on Korean-made cars), and sunroofs; SPD film for licensees and prospective licensees

InspecTech Aero Service, Inc.Aircraft windows,cabin doors and dividers Worldwide
                                                                 (except Korea)

Isoclima S.p.A.               Architectural and automotive windows Worldwide
                                                                 (except Korea)

N.V. Bekaert S.A.             Architectural and automotive windows Worldwide
                                                               (except Korea)

Razor's Edge Technologies, Inc.       Architectural windows      Worldwide
 (except Korea)

SPD Systems, Inc.                Architectural and appliance windows Worldwide
                                                                  (except Korea)

ThermoView Industries, Inc.   Architectural windows               Worldwide
                                                                 (except Korea)


[INFORMATION REGARDING OTHER AUTHORIZED USERS WILL BE
PROVIDED BY LICENSOR TO LICENSEE FROM TIME TO TIME IN THE
FUTURE]